3Q2011 Conference Call Script

November 15 - 11:00 a.m.

Opening – Alison Ziegler

Good morning and welcome to the Guided Therapeutics conference call and webcast to discuss third quarter 2011 results.

For today's call we have: Guided Therapeutics CEO and President Dr. Mark L. Faupel and company controller Charles Rufai (Roof-eye) Certified Public Accountant.

During this call the Company will be making forward-looking statements. These statements can obviously differ from actual results, so relying on them is subject to risk. Factors that could cause forward-looking statements in this call to differ materially from actual results are discussed in the company's Form 10-K for the year ended December 31, 2010, and any subsequent filings with the Securities and Exchange Commission.

So at this time I will turn the conference call over to Dr. Faupel.

Welcome – MLF

Thank you, Alison and welcome everyone.

It is an exciting and very busy time right now at Guided Therapeutics as we:

•        prepare for a decision from FDA on the premarket approval application for the LuViva Advanced Cervical Scan

•        build our first LuViva units for overseas shipment

•        expand our international sales and marketing operation

•        organize our first LuViva screening clinical trial

•        and, move forward with R and D clinical studies of the second product from our platform technology

As you all know, we provided answers to FDA’s questions regarding the LuViva premarket approval application on September first. And on November second, we announced that the FDA made a decision to no longer require a panel meeting of outside experts to render a decision for the LuViva PMA application.

We believe that no longer requiring a panel meeting is a positive development. As we stated in the recent press release, at a minimum, we believe it shortens the time frame for an FDA decision, which could now happen January 20, 2012 or earlier. FDA indicated to us that the reasons for no longer needing the panel meeting were that the agency understood the technology, understood the nature of the claims we were seeking and had reviewed similar technology previously.

Without the need for a panel meeting, our management team has redoubled our efforts on the manufacturing ramp up, selection of our international distributors, attaining foreign regulatory approvals and preparing for facility audits or inspections which will be required if we receive FDA approval.

On the international front, as we previously announced, our marketing team is in Germany this week attending Medica, the largest medical trade show in the world. They are meeting with distributors and distributor candidates as well as key European opinion leaders in gynecology. We plan to file for the CE Mark either later this year of early in 2012. We have also applied for regulatory approval, or have plans to apply for regulatory approval in other large markets including Canada, Brazil, South Korea and China.

In conjunction with receiving various regulatory approvals, we are working to finalize our distributor agreements. Today, the distributor agreements we have in place are preliminary working agreements, including memorandums of understanding, or letters of intent, covering 19 countries in Europe, Asia and Africa, and representing over 2/3rds of the world’s population. We have identified distributor candidates with whom we are meeting this week in eleven additional markets including Canada and Central and South America.

Now that we are closer to having approved product to ship, we are in the process of moving some of these companies to formal supply agreements that include sales forecasts and minimum commitments to buy.

Once finalized, we will list the distributors as authorized representatives and their territory and will be ready to begin exporting. We already have orders for about a dozen clinical and demonstration units from select distributors.

Back in the US, we have completed the build out of the production facility and have begun hiring production and quality assurance staff. We now have 38 people employed at our Norcross Georgia facility. We have begun assembly of the demo units as part of the manufacturing ramp up. Initial units will be used for regulatory testing purposes, to fulfill our commitments for ordered units and for marketing and demonstration.

Moving on to our next product………

In addition to Konica Minolta Opto potentially distributing Luviva in parts of Asia, they also are a partner in the development of our follow on product for Barrett’s esophagus.

As you may know, we are currently involved in a feasibility study with human subjects. To date, about 75 percent of the planned number of subjects have been enrolled and are pleased with what we have learned so far about hardware and how the technology interacts with the patient.

We expect to use the information from the study to make modifications to the design and technology for the next phase of clinical studies and for meetings with the FDA about the future path toward clearance or approval. As a reminder, Barrett’s esophagus is a precursor for esophageal cancer. This technology is targeting a U.S. population of about three million people diagnosed with Barrett’s Esophagus who undergo monitoring every one or two years and an additional 30 million people who may be at risk.

PAUSE

Now let me turn the call over to Charles Rufai, our controller, who will provide some detail on our financial results.

Charles

Thank you Mark.

Total revenue for the three months ended September 30, 2011 was about one million dollars, compared to about 676 thousand dollars in the same period last year. The increase in revenue came from contracts relating to our cancer detection technology platform and Biofield co-development agreement.

The net loss available to stockholders for the three months ended September 30, 2011 was about 2.7 million dollars, or six cents per share, which included 2.3 million dollars of warrant expenses related to the settlement of a claim against the Company. This compares to a loss of about 635 thousand dollars, or one cent per share, for the same period last year.

Total revenue for the nine months ended September 30, 2011 was about 2.7 million dollars, compared to about 2.3 million dollars for the same period last year. While a significant portion of the revenue came from our collaboration with Konica Minolta, the increase relates to our cervical cancer detection technology and Biofield co-development agreement.

The net loss available to stockholders for the nine months ended September 30, 2011 was about 3.9 million dollars, or eight cents per share, compared to a loss of about 4.3 million dollars, or 12 cents per share, for the same period last year.

Stockholders’ deficit at the end of the third quarter of 2011 was about 2.1 million dollars compared to about 1.1 million dollars in equity at December 31, 2010. The change was mostly due to year-to-date net loss as well as the warrant expenses related to the warrant claim.

Cash on hand at the end of the third quarter was about 1.1 million dollars, down from about 2.3 million dollars at the end of the second quarter of 2011.

While additional funding is being sought to support manufacturing and marketing activities, we believe that funds should be sufficient to support existing operations through the first quarter of 2012.

Our current monthly burn rate is about 450 thousand dollars. For the remainder of the year we anticipate receiving approximately 300 thousand dollars for the co-development of the Barrett’s esophagus detection product in addition to the 2.2 million dollars received to date.

I’ll now turn the call back over to Mark…….

Mark

Thank you Charles.

In closing, we are very excited to be nearing what we hope is the successful end of the PMA process for LuViva. With the FDA now no longer requiring a panel meeting, we should have a decision by January 20th or earlier, according to the agency. Assuming the decision is positive, next steps would be negotiations with FDA on labeling claims, filing any additional amendments and final manufacturing inspections which could be an additional 60 to 90 days. This timing is based on what we have seen with other companies and can vary. We are hopeful we will kick off our U.S. marketing efforts at industry conferences, such as American College of Obstetrics and Gynecology meeting in the spring.

While we have funds that could last into the first quarter, and anticipate some money from partners and initial sales of demo units, we plan on seeking capital before the end of the year to cover expenses related to production and to support the initial phase of our anticipated LuViva product launch in 2012.

Finally, before we open the call to your questions, I’d like to update everyone on our goals for the remainder of 2011 and early 2012:

•        First, obtain FDA approval for our LuViva cervical product. This is on target for January 2012.

•        Next, finalize the CE mark process for access to the European market.

•        Third - announce additional agreements for international distribution. This is ongoing and will continue over the next 12 to 18 months.

•        Fourth. Set up our manufacturing facility – also ongoing

•        Next. Continue to move our Barrett’s technology forward and establish feasibility. This is very much in progress with the feasibility study enrollment at approximately 75%

•        Raise additional capital for expansion and product launch. This could be accomplished before year end.

•        Identify our third product extension.

•        And finally, pave the way to move our shares to a national stock market such as NASDAQ – which will be our goal in 2012.

It is truly a very exciting time for Guided Therapeutics. It has been a long process getting to where we are today but we can finally see the “light at the end of the tunnel.” We look forward to continuing to update you on our progress.

Thank you for your time. I’ll now turn the call over to the operator for your questions.

After taking questions

Thank you operator, thanks to everyone on the call. We look forward to speaking with you again soon.